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                                                                    EXHIBIT 99.1

                               Foot Locker, Inc.

                             N E W S   R E L E A S E
                             -----------------------

                                         CONTACT:    Peter D. Brown
                                                     Vice President, Treasurer
                                                     and  Investor Relations
                                                     Foot Locker, Inc.
                                                     (212) 720-4254

                  FOOT LOCKER, INC. REPORTS FIRST QUARTER SALES

                    o    First Quarter Total Sales Increased 3.5 Percent

                    o    First Quarter Comparable-Store Sales Decreased 2.5
                         Percent

                    o First Quarter Earnings Per Share Expected to be within the range of Current Analysts' Estimates

NEW YORK, NY, May 8, 2003 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended May 3, 2003 of $1,127 million, versus $1,090 million in the comparable period last year, an increase of 3.5 percent. For this same 13-week period, comparable-store sales decreased 2.5 percent. Excluding the effect of foreign currency fluctuations, sales for the 13-week period increased 0.1 percent.

"While first quarter sales in our United States stores were somewhat disappointing, we are encouraged by our gross margin rate improvement" stated Matthew D. Serra, Foot Locker, Inc.'s President and Chief Executive Officer. "We also continued to benefit from strong sales in our international Foot Locker stores and our rapidly growing Internet business. Therefore, we currently expect our first quarter 2003 earnings to be within the $0.26-to-$0.28 per share range of current analysts' estimates."

Foot Locker, Inc. plans to report its first quarter 2003 results on Thursday, May 22, 2003. A conference call is scheduled on that same date for 10:00 a.m. EDT to discuss these results and provide guidance with regard to its earnings outlook for 2003. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m., Monday, May 26, 2003. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 3,600 stores in 14 countries in North America, Europe and Australia. Through its Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, and the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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        Foot Locker, Inc., 112 West 34th Street, New York, New York 10120